INDEPENDENT AUDITORS CONSENT
We consent to the use in this Registration Statement of AmVestors Financial Corporation on Form S-3 of our report dated February 29, 1996, appearing in the Annual Report on Form 10-K of AmVestors Financial Corporation for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Deloitte & Touche LLP
Kansas City, Missouri
April 2, 1996